Exhibit 99.1

FOR IMMEDIATE RELEASE

February 25, 2011

Interline Brands Announces Fourth Quarter and Fiscal 2010 Sales and Earnings Results

Jacksonville, Fla. — February 25, 2011 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products (“MRO”), reported sales and earnings for the fourth quarter and fiscal year ended December 31, 2010.

“We made significant progress toward our goals in 2010, and exited the year a much stronger company. In particular, we completed a comprehensive refinancing that strengthens our liquidity and financial flexibility, we accelerated certain investments in key growth initiatives, and we acquired a great company in CleanSource that extends our national scale while enhancing our leadership position in the strategically important Janitorial and Sanitation market.  In addition, we continued to streamline and improve our supply chain, and we made significant investments in our technology platform, all of which focused on improving the customer experience and positioning Interline as a stronger, broad-line supplier for our customers,” commented Michael Grebe, Chairman and CEO.

Fourth Quarter 2010 Performance

Sales for the quarter ended December 31, 2010 were $294.8 million, a 15.8% increase compared to sales of $254.6 million in the comparable 2009 period.  Interline’s facilities maintenance end-market, which comprised 72% of sales, increased 16.9% during the fourth quarter.  The professional contractor end-market, which comprised 16% of sales, increased 14.8% for the quarter.  The specialty distributor end-market, which comprised

12% of sales, increased 12.7% for the quarter.  Not including the CleanSource acquisition and taking into account the 53-week fiscal year in 2010, average organic daily sales increased 0.2% for the quarter.

“The market environment is stabilizing, and we are encouraged by the modest improvement we are seeing within certain markets. Our growth was primarily driven by a combination of organic growth and our recent acquisitions in the JanSan market, which now represents approximately one-third of our total revenue,” said Mr. Grebe.

Gross profit increased $15.9 million, or 16.4%, to $112.7 million for the fourth quarter of 2010, compared to $96.8 million for the fourth quarter of 2009.  As a percentage of net sales, gross profit increased 20 basis points to 38.2% compared to 38.0% for the fourth quarter of 2009.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2010 increased $10.0 million, or 13.0%, to $87.1 million from $77.1 million for the fourth quarter of 2009.  As a percentage of net sales, SG&A expenses were 29.6% compared to 30.3% for the fourth quarter of 2009.

Fourth quarter 2010 operating income of $20.0 million, or 6.8% of sales, increased 36.3% compared to $14.7 million, or 5.8% of sales, in the fourth quarter of 2009.

As a result, adjusted earnings per diluted share for the fourth quarter of 2010 were $0.27, excluding $0.20 in one-time charges and $0.02 in higher interest expense, both related to our November 2010 refinancing.  Adjusted earnings per diluted share for the quarter were 42% higher compared to adjusted earnings per diluted share of $0.19 for the same period last year.  GAAP earnings per diluted share were $0.05 for the fourth quarter of 2010, a decrease of 74% from the same period last year.  Earnings per diluted share for the fourth quarters of 2010 and 2009 also include a $0.01 per diluted share charge associated with ongoing improvements to our distribution network.

Fourth quarter 2010 free cash flow was $43.5 million compared to $40.0 million in the fourth quarter of 2009. Cash flow from operating activities for the fourth quarter of 2010 was $48.3 million compared to $42.1 million for the fourth quarter of 2009.

Fiscal Year 2010 Performance

“We have enhanced our scale and breadth by consolidating smaller distribution centers with larger, more efficient regional centers throughout the year,” commented Kenneth D. Sweder, Interline’s President and Chief Operating Officer.  “These centers yield attractive fixed cost savings while enabling us to offer more of our growing product portfolio to customers.  We remain focused on driving improvements in the offering and value we provide to customers through supply chain enhancements, e-commerce investments and operational initiatives, so that we can enable greater levels of profitability as we grow.”

Sales for the year ended December 31, 2010 were $1.09 billion, a 2.6% increase compared to sales of $1.06 billion for the year ended December 25, 2009.  Not including the CleanSource acquisition and taking into account the 53-week fiscal year in 2010, average organic daily sales decreased 1.1% for the year.

Gross profit increased $20.3 million, or 5.2%, to $414.2 million for the year ended December 31, 2010, compared to $394.0 million in 2009.  As a percentage of net sales,

gross profit increased 90 basis points to 38.1% from 37.2% for the year ended December 25, 2009.

SG&A expenses for the year ended December 31, 2010 increased by $2.7 million, or 0.8%, to $318.8 million compared to $316.1 million for the year ended December 25, 2009.  As a percentage of net sales, SG&A expenses were 29.3% compared to 29.8% in 2009.

Operating income was $75.2 million, or 6.9% of sales, for the year ended December 31, 2010 compared to $59.2 million, or 5.6% of sales, for the year ended December 25, 2009, a 26.9% increase.

Adjusted earnings per diluted share increased 36% to $1.05 in 2010 compared to adjusted earnings per diluted share of $0.77 for 2009.  GAAP earnings per diluted share were $0.83 for 2010, an increase of 5% compared to GAAP earnings per diluted share of $0.79 for 2009.

Earnings per diluted share for the year ended December 31, 2010 include a $0.22 per diluted share impact from our November 2010 refinancing, a $0.06 per diluted share charge associated with ongoing efforts to enhance the Company’s distribution network and a $0.02 per diluted share charge associated with previously announced changes in the Company’s executive management.  Earnings per diluted share for the year ended December 25, 2009 include a $0.06 per diluted share charge associated with higher reserves for bad debt expense resulting from a customer seeking Chapter 11 bankruptcy protection, a $0.09 per diluted share charge associated with a reduction in force and consolidation of certain distribution centers, a $0.01 per diluted share charge associated with the adoption of a new accounting standard on business combinations, and a $0.02 per diluted share gain on the early extinguishment of debt.

Cash flow from operating activities for the year ended December 31, 2010 was $60.8 million compared to $144.3 million for the year ended December 25, 2009.

Business Outlook

Mr. Grebe stated, “Looking ahead to fiscal 2011, we recognize that our markets are stabilizing but still in recovery.  We are encouraged by the trends within each of our markets and our January acquisition of Northern Colorado Paper, and we are optimistic about the future potential of our business.  We are a much stronger company operationally and financially, and we are focused on leveraging our improved capabilities to achieve greater levels of profitability as we look to grow throughout the year.  Our fiscal discipline remains, and we are as committed as ever to the creation of long-term shareholder value as we work to further strengthen Interline’s position as a premier, broad-line MRO distributor.”

Conference Call

Interline will host a conference call on February 25, 2011 at 9:00 a.m. Eastern Standard Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 44616892.  This recording will expire on March 11, 2011.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean.  For more information, visit the Company’s website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company’s website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  Interline’s management uses non-US GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the period ended September 24, 2010 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2009.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Lev Cela

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND DECEMBER 25, 2009

(in thousands, except share and per share data)

	December 31,	December 25,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$86,981	$99,223
Investments	100	1,479
Accounts receivable - trade (net of allowance for doubtful accounts of $9,088 and $12,975)	122,619	120,004
Inventory	203,269	173,422
Prepaid income taxes	2,086	—
Prepaid expenses and other current assets	28,816	18,552
Deferred income taxes	17,381	16,459
Total current assets	461,252	429,139

Property and equipment, net	54,546	46,804
Goodwill	341,168	319,006
Other intangible assets, net	141,562	124,835
Other assets	9,081	9,054
Total assets	$1,007,609	$928,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$96,878	$85,982
Accrued expenses and other current liabilities	45,181	41,715
Accrued interest	2,852	1,050
Income tax payable	819	1,285
Current portion of long-term debt	13,358	1,590
Capital lease - current	607	222
Total current liabilities	159,695	131,844

Long-Term Liabilities:
Deferred income taxes	44,045	40,369
Long-term debt, net of current portion	300,000	304,088
Capital lease - long term	906	4
Other liabilities	6,731	798
Total liabilities	511,377	477,103
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 shares authorized; no shares outstanding as of December 31, 2010 and December 25, 2009	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 33,336,373 issued and 33,214,073 outstanding as of December 31, 2010 and 32,640,957 issued and 32,524,251 outstanding as of December 25, 2009	333	326
Additional paid-in capital	593,031	576,747
Accumulated deficit	(96,824)	(124,745)
Accumulated other comprehensive income	1,865	1,483
Treasury stock, at cost, 122,300 shares as of December 31, 2010 and 116,706 as of December 25, 2009	(2,173)	(2,076)
Total shareholders’ equity	496,232	451,735
Total liabilities and shareholders’ equity	$1,007,609	$928,838

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 25, 2009

(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,	December 25,	December 31,	December 25,
	2010	2009	2010	2009

Net sales	$294,796	$254,617	$1,086,989	$1,059,278
Cost of sales	182,096	157,799	672,745	665,327
Gross profit	112,700	96,818	414,244	393,951

Operating Expenses:
Selling, general and administrative expenses	87,134	77,128	318,820	316,137
Depreciation and amortization	5,573	5,019	20,240	18,580
Total operating expense	92,707	82,147	339,060	334,717
Operating income	19,993	14,671	75,184	59,234

(Loss) gain on extinguishment of debt, net	(11,486)	(38)	(11,486)	1,257
Interest expense	(5,618)	(4,371)	(18,710)	(19,044)
Interest and other income	496	430	1,762	1,714
Income before income taxes	3,385	10,692	46,750	43,161
Provision for income taxes	1,637	4,379	18,829	17,073
Net income	$1,748	$6,313	$27,921	$26,088

Earnings Per Share:
Basic	$0.05	$0.19	$0.85	$0.80
Diluted	$0.05	$0.19	$0.83	$0.79

Weighted-Average Shares Outstanding:
Basic	33,181,038	32,531,831	32,998,352	32,503,306
Diluted	34,056,575	33,154,625	33,785,885	32,908,510

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 25, 2009

(in thousands)

	Years Ended
	December 31,	December 25,
	2010	2009
Cash Flows from Operating Activities:
Net income	$27,921	$26,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,612	19,174
Loss (gain) on extinguishment of debt, net	11,486	(1,257)
Amortization of debt issuance costs	1,056	1,084
Amortization of discount on 8 1/8% senior subordinated notes	128	145
Write-off of deferred acquisition costs	—	672
Share-based compensation	4,533	3,794
Excess tax benefits from share-based compensation	(994)	(45)
Deferred income taxes	2,504	5,684
Provision for doubtful accounts	5,699	10,522
Loss on disposal of property and equipment	146	217

Changes in assets and liabilities which provided (used) cash:
Accounts receivable - trade	5,224	9,216
Inventory	(22,660)	38,098
Prepaid expenses and other current assets	(8,854)	4,343
Other assets	92	394
Accounts payable	7,509	17,671
Accrued expenses and other current liabilities	1,881	5,880
Accrued interest	1,744	(22)
Income taxes	(1,456)	2,804
Other liabilities	4,189	(180)
Net cash provided by operating activities	60,760	144,282
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(17,729)	(11,157)
Purchase of short-term investments	(2,955)	(3,034)
Proceeds from sales and maturities of short-term investments	4,334	1,557
Purchase of businesses, net of cash acquired	(54,781)	(1,881)
Net cash used in investing activities	(71,131)	(14,515)
Cash Flows from Financing Activities:
(Decrease) increase in purchase card payable, net	(3,471)	1,379
Repayment of term debt	(155,815)	(61,535)
Repayment of 8 1/8% senior subordinated notes	(137,323)	(34,157)
Proceeds from issuance of 7.00% senior subordinated notes	300,000	—
Payment of tender premiums and expenses on 8 1/8% senior subordinated notes	(6,338)	—
Payment of debt issuance costs	(10,378)	—
Payments on capital lease obligations	(352)	(239)
Proceeds from stock options exercised	10,764	1,005
Excess tax benefits from share-based compensation	994	45
Treasury stock acquired to satisfy minimum statutory tax withholding requirements	(97)	(58)
Net cash used in financing activities	(2,016)	(93,560)
Effect of exchange rate changes on cash and cash equivalents	145	292
Net (decrease) increase in cash and cash equivalents	(12,242)	36,499
Cash and cash equivalents at beginning of period	99,223	62,724
Cash and cash equivalents at end of period	$86,981	$99,223

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$15,332	$17,697
Income taxes, net of refunds	$17,758	$8,958

Schedule of Non-Cash Investing Activities:
Property acquired through lease incentives	$2,493	$3,009
Adjustments to liabilities assumed and goodwill on businesses acquired	$384	$8
Contingent consideration associated with purchase of business	$4,048	$—

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 25, 2009

(in thousands, except per share data)

Adjusted Earnings Per Diluted Share

	Three Months Ended		Years Ended
	December 31,	December 25,	December 31,	December 25,
	2010	2009	2010	2009

Earnings per diluted share (GAAP)	$0.05	$0.19	$0.83	$0.79
Add back the following items, net of taxes:
Loss (gain) on extinguishment of debt, net	0.20	—	0.20	(0.02)
Increased interest expense	0.02	—	0.02	—
Adjusted earnings per diluted share	$0.27	$0.19	$1.05	$0.77

Adjusted earnings per diluted share differs from US GAAP earnings per diluted share. We define Adjusted earnings per diluted share as earnings per diluted share plus (1) the tax-effected impact of loss (gain) on extinguishment of debt, net, divided by the diluted weighted average shares outstanding for the period and (2) the tax effected increase in interest expense resulting from the refinancing transactions divided by the diluted weighted average shares outstanding for the period. Adjusted earnings per diluted share is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the overall operating performance of our business and to compare our operating performance with prior periods. Adjusted earnings per diluted share excludes certain items which we believe are not indicative of our core operating results thereby enhancing the comparability of results. However, Adjusted earnings per diluted share is not a measure of financial performance under US GAAP. Accordingly, Adjusted earnings per diluted share should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP, such as gross margin, operating income, net income, earnings per share, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP.

Free Cash Flow

	Three Months Ended		Years Ended
	December 31,	December 25,	December 31,	December 25,
	2010	2009	2010	2009

Net cash from operating activities	$48,311	$42,099	$60,760	$144,282
Less capital expenditures	(4,792)	(2,079)	(17,729)	(11,157)
Free cash flow	$43,519	$40,020	$43,031	$133,125

We define free cash flow as net cash provided by operating activities, as defined under US GAAP, less capital expenditures. We believe that free cash flow is an important measure of our liquidity and therefore our ability to reduce debt and make strategic investments after considering the capital expenditures necessary to operate the business. We use free cash flow in the evaluation of the Company’s business performance. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.

Daily Sales Calculations

	Three Months Ended			Years Ended
	December 31,	December 25,		December 31,	December 25,
	2010	2009	% Variance	2010	2009	% Variance

Net sales	$294,796	$254,617	15.8%	$1,086,989	$1,059,278	2.6%
Less acquisitions:	(18,645)	—		(18,645)	—
Organic sales	$276,151	$254,617	8.5%	$1,068,344	$1,059,278	0.9%

Daily sales:
Ship days	66	61		257	252
Average daily sales (1)	$4,467	$4,174	7.0%	$4,230	$4,203	0.6%
Average organic daily sales (2)	$4,184	$4,174	0.2%	$4,157	$4,203	-1.1%

(1)	Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.
(2)

Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under US GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with US GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with US GAAP measures such as net sales.

Adjusted EBITDA

	Three Months Ended		Years Ended
	December 31,	December 25,	December 31,	December 25,
	2010	2009	2010	2009
Adjusted EBITDA:
Net income (GAAP)	$1,748	$6,313	$27,921	$26,088
Interest expense	5,618	4,371	18,710	19,044
Interest income	(55)	(64)	(138)	(215)
Loss (gain) on extinguishment of debt	11,486	38	11,486	(1,257)
Income tax provision	1,637	4,379	18,829	17,073
Depreciation and amortization	5,642	5,005	20,612	19,174
Adjusted EBITDA	$26,076	$20,042	$97,420	$79,907
Adjusted EBITDA margin	8.8%	7.9%	9.0%	7.5%

Adjusted EBITDA differs from Consolidated EBITDA per our credit facility agreement for purposes of determining our net leverage ratio. We define Adjusted EBITDA as net income plus interest expense (income), net, (gain) loss on extinguishment of debt, net, income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under US GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with US GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales.